UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2004

Summit Bank Corporation
(Exact name of registrant as specified in its charter)

Georgia	0-21267	58-1722476
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4360 Chamblee-Dunwoody Road, Atlanta, GA		30341
(Address of principal executive offices)		(Zip Code)

(770) 454-0400
(Registrant's telephone number, including area code)

__________________________________________________________________
(Former name or former address, if changed since last report)

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Item 12. Results of Operations and Financial Condition.

On April 22, 2004, Summit Bank Corporation (the "Company") issued a press release regarding its financial results for the quarter ended March 31, 2004. The Company's press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2004

SUMMIT BANK CORPORATION

By: /s/ Gary K. McClung
Gary K. McClung
Chief Financial Officer

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EXHIBIT INDEX

No.	Description
99.1	Press Release dated April 22, 2004.

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EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) Contact: Gary McClung

FOR IMMEDIATE RELEASE gmclung@summitbk.com

770-454-0400

SUMMIT BANK CORPORATION REPORTS 28% INCREASE IN FIRST QUARTER EARNINGS

ATLANTA, GEORGIA, (April 22, 2004) - Summit Bank Corporation (Nasdaq: SBGA) (the "Company" or "Summit") today reported first quarter 2004 net earnings of $1,321,000, an increase of 28% compared to $1,030,000 for the first quarter of 2003. The earnings increase was attributed to higher interest income resulting from loan growth and lower interest expense on funding sources. Net earnings per share also increased 28% to $.23 for first quarter 2004 compared to $.18 per share for the same period in 2003. Prior period earnings per share were adjusted for a February 2004 stock dividend of 50%. The Company paid a cash dividend of $.10 per share to its shareholders in first quarter 2004.

Total assets grew to $490 million at March 31, 2004, an increase of 17%, or $70 million, from a year earlier. Since December 31, 2003, assets grew 3% from $477 million. Net loans were $321 million at March 31, 2004, an increase of $54 million, or 20%, from last year and $8 million, or 3%, as compared to December 31, 2003. Deposits grew to $384 million at March 31, 2004, up $49 million, or 15%, from a year earlier. During the current quarter, growth in deposits was $15 million, or 4%, as compared to year end 2003.

The Company reported a net interest margin of 4.07% for the quarter ended March 31, 2004, up slightly from 3.97% in the same period last year. The increase was the result of lower funding costs. Noninterest income increased $144,000, largely due to gains from sales of investment securities of $128,000 for the first quarter of 2004 as compared to the first quarter of 2003. Noninterest expenses were $3.2 million in first quarter 2004 compared to $2.9 million in the same period last year. The increase was largely attributed to additional occupancy, equipment and personnel expenses resulting from the expansion of our California operations with a second branch office that opened in July 2003.

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Summit reported a return on equity of 15.86% for the period ended March 31, 2004 compared to 13.14% for the same period last year. Nonperforming assets increased to $917,000, or .28% of total loans, at March 31, 2004 as compared to December 31, 2003. Of this amount, $616,000 is fully guaranteed by the U.S. Small Business Administration. The Company does not anticipate material losses resulting from these nonperforming assets.

Chief Executive Officer Pin Pin Chau said, "We continue to see consistent loan demand as evidenced in the last several quarters. Despite continued interest margin pressures, our performance during the quarter was very strong compared to a year earlier." Chau also said, "As we approach the half-billion mark in total assets, we have been taking steps to build the appropriate infrastructure needed to reach the next threshold, $1 billion in assets. We are strengthening our risk management systems, credit administration and other support systems while expanding our market presence in Atlanta with the addition of two new offices in 2004. We believe this investment in the future is critical to meeting our strategic goals."

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates four branches in the metropolitan Atlanta area and two branches in the South Bay area of the San Francisco, California region.

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This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit's assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Summit's filings with the Securities and Exchange Commission.

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	Summit Bank Corporation
	(SBGA)

	Selected Financial Information
	March 31, 2004

(In thousands, except per share data)
		March 31,		%
	2004		2003	Change

Total Assets	489,745		420,184	16.6%
Net Loans	320,975		266,625	20.4%
Investments	130,141		115,401	12.8%
Total Deposits	383,724		334,815	14.6%
Noninterest-Bearing	81,108		78,378	3.5%
Interest-Bearing	302,616		256,437	18.0%
Stockholders' Equity	35,145		31,561	11.4%

Loans as % Deposits	83.65%		79.63%
Allowance for Loan Losses as % Total Loans	1.31%		1.35%
Nonperforming Assets as % Total Loans	0.28%		0.74%
Return on Average Assets	1.09%		1.01%
Return on Average Equity

	15.86%		13.14%

	Three Months Ended
	March 31,		%
	2004	2003	Change

Interest Income	6,520	5,500	18.5%
Interest Expense	1,927	1,801	7.0%
Net Interest Income	4,593	3,699	24.2%
Provision for Loan Losses	464	214	116.8%
Noninterest Income	1,060	916	15.7%
Noninterest Expenses	3,218	2,874	12.0%
Income Before Taxes	1,971	1,527	29.1%
Tax Expense	650	497	30.8%
Net Income	1,321	1,030	28.3%

Basic Earnings Per Share	0.23	0.18	27.8%
Diluted Earnings Per Share	0.23	0.18	27.8%
Dividend Per Share	0.10	0.0867	15.3%

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